EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20851, 333-58009 and 333-86521) of AlphaNet Solutions, Inc. and its wholly-owned Subsidiary (the “Company”) of our report dated February 28, 2002 relating to the Company’s financial statements and financial statement schedule, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 25, 2002